SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM N-8A/A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the U.S. Securities and Exchange Commission that it is amending and adopting as its own the notification of registration of Franklin Money Fund, a California corporation, under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, as amended, and in connection with such notification of registration submits the following information:

Name:      FRANKLIN MONEY FUND

Address of Principal Business Office (No. & Street, City, State, Zip Code):
      One Franklin Parkway, San Mateo, California  94403-1906

Telephone Number (including area code):
      (650) 312-2000

Name and Address of Agent for Service of Process:
      Craig S. Tyle
      One Franklin Parkway, San Mateo, CA  94403-1906

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940, as amended, concurrently with the filing of Form N-8A:

      YES  [X]*  NO   [ ]

   *IN CONNECTION  WITH A  REORGANIZATION  CHANGING  DOMICILE FROM CALIFORNIA TO
    DELAWARE, THE REGISTRANT, FRANKLIN MONEY FUND, A DELAWARE STATUTORY TRUST, FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION AN
    AMENDMENT  TO  THE   REGISTRATION  STATEMENT  OF  FRANKLIN MONEY FUND, A
    CALIFORNIA CORPORATION, UNDER AND PURSUANT TO THE PROVISIONS OF SECTION 8(B) OF THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED, ON OCTOBER 26, 2007, AMENDING AND ADOPTING SUCH REGISTRATION STATEMENT AS THE REGISTRANT'S OWN PURSUANT TO RULE 414 UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE AMENDMENT IS EFFECTIVE ON NOVEMBER 1, 2007.

                                   SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, as amended, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of San Mateo, and the State of California on the 31st day of October 2007.


      FRANKLIN MONEY FUND


      By:     /s/ DAVID P. GOSS
             -------------------------------
             (signature)
      Name:  David P. Goss
      Title: Vice President


      Attest: /s/ STEVEN J. GRAY
             -------------------------------
             (signature)
      Name:  Steven J. Gray
      Title: Assistant Secretary